Filed Pursuant to Rule 433

Registration No. 333-131970

$400,000,000
3-YEAR FEDERAL FUNDS OPEN RATE NOTES

FINAL TERMS AND CONDITIONS

Issuer:	Credit Suisse (USA), Inc.
Ratings:	Aa3 / AA- / AA- (Stable / Stable / Stable)
Note type:	Global Senior Notes
Minimum denomination:	$2,000 x $1,000
Trade date:	November 15, 2006
Settlement date:	November 20, 2006 (T+3)
Maturity date:	November 20, 2009
Principal amount:	$400,000,000
Benchmark:	Fed Funds Open ("FFO")
Re-offer spread:	+ 17 bps
Re-offer yield to maturity:	FFO + 17 bps
Coupon:	FFO + 17 bps
Public offering price:	100.000%
Gross spread:	0.250%
Price to issuer:	99.750%
Net proceeds to Issuer:	$399,000,000
Interest payment dates:	February 20, May 20, August 20 & November 20 (First payment: February 20th, 2007) Subject to modified following business day convention.
Interest reset dates:

Daily on each Business Day, commencing on November 20th, 2006, provided that the Federal Funds Open Rate in effect for any day that is not a Business Day shall be the Federal Funds Open Rate in effect for the prior Business Day.

Interest Determination Date:	On each interest reset date
Day count:	Actual/360
CUSIP:	225434DU0
ISIN:	US225434DU00
Sole Bookrunner (92%):	Credit Suisse
Co-managers: (0.50% each)

ANZ Securities, Inc.
BB&T Capital Markets
BNP PARIBAS
Comerica Securities
Danske Markets
HSBC
HVB Capital Markets
KeyBanc Capital Markets
Mellon Financial Markets, LLC
Morgan Keegan & Company, Inc.
PNC Capital Markets, LLC
RBC Capital Markets
SEB Merchant Banking
SunTrust Robinson Humphrey
Wells Fargo Securities

Junior Co-managers: (0.25% each)	MFR Securities, Inc. Trilon International Inc.

Credit Suisse (USA), Inc. has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents Credit Suisse (USA), Inc. has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, Credit Suisse Securities (USA) LLC will arrange to send you the prospectus if you request it by calling toll free 1-800-221-1037.